Amendment to Management Agreement

TO: Paradigm Funds Nine Elk Street Albany, NY 12207

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment advisor to the Paradigm Value Fund (the “Fund”), pursuant to a Management Agreement dated December 11, 2002 and amended December 16, 2005. Effective May 1, 2017, the advisor hereby contractually agrees that the first paragraph of Section 3 of the Agreement is revised to read as follows:

     For all of the services to be rendered and payments to be made as provided in this Agreement, as of the last business day of each month, the Fund will pay you a fee at the annual rate of 1.50% of the average value of its daily net assets.

Very truly yours, Paradigm Funds Advisor LLC By: /s/ Robert A. Benton Print Name: Robert A. Benton Title: Chief Financial Officer

ACCEPTANCE: THE FOREGOING AGREEMENT IS HEREBY ACCEPTED.

Paradigm Funds By: /s/ Candace King Weir Print Name: Candace King Weir Title: President

Amendment to Management Agreement

TO: Paradigm Funds
      Nine Elk Street
      Albany, NY 12207

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment advisor to the Paradigm Opportunity Fund (the “Fund”), pursuant to a Management Agreement dated December 29, 2004 and amended December 16, 2005. Effective May 1, 2017, the advisor hereby contractually agrees that the first paragraph of Section 3 of the Agreement is revised to read as follows:

     For all of the services to be rendered and payments to be made as provided in this Agreement, as of the last business day of each month, the Fund will pay you a fee at the annual rate of 1.50% of the average value of its daily net assets.

Very truly yours, Paradigm Funds Advisor LLC By: /s/ Robert A. Benton Print Name: Robert A. Benton Title: Chief Financial Officer

ACCEPTANCE: THE FOREGOING AGREEMENT IS HEREBY ACCEPTED.

Paradigm Funds By: /s/ Candace King Weir Print Name: Candace King Weir Title: President